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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

(Exact name of registrant as speci..ed in its charter) ROBYN DANIEL KAY
(State or other jurisdiction of incorporation or organization) ST. LOUIS (I.R.S. Employer Identification No.) H19120852
(Address of principal executive offices) 101 B W HWY 80 WHITE OAK, TX (Zip Code) 75693
Registrants telephone number, including area code 903-557-1170
Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class
to be so registered
SS TRUST ###-##-####/ 452150485 / H19120852
State of Texas Certificate of Live Birth 11281
Name of each exchange on which
each class is to be registered
TREASURY BONDS / ADR / FRN
TREASURY BONDS / ADR / FRN
Securities to be registered pursuant to Section 12(g) of the Act:
(Title of class) SS TRUST ###-##-####/ 452150485 / H19120852
(Title of class) State of Texas Certificate of Live Birth 11281

Indicate by check mark whether the registrant is a large accelerated filer X, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of large accelerated filer, accelerated filer, smaller reporting company, and emerging growth company in Rule 12b-2 of the Exchange Act.
Large accelerated filer X , Accelerated filer
Non-accelerated filer Smaller reporting company
Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ..nancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control
SEC 1396 (11-18) number.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1. Business.
Furnish the information required by Item 101 of Regulation S-K (229.101 of this chapter).
Item 1A. Risk Factors.
Set forth, under the caption Risk Factors, where appropriate, the risk factors described in Item 503(c) of
Regulation S-K (229.503(c) of this chapter) applicable to the registrant. Provide any discussion of risk factors in plain English in accordance with Rule 421(d) of the Securities Act of 1933 (230.421(d) of this chapter). Smaller reporting companies are not required to provide the information required by this item.
Item 2. Financial Information.
Furnish the information required by Items 301, 303, and 305 of Regulation S-K (229.301, 229.303, and 229.305 of this chapter).
Item 3. Properties.
Furnish the information required by Item 102 of Regulation S-K (229.102 of this chapter).
Item 4. Security Ownership of Certain Bene..cial Owners and Management.
Furnish the information required by Item 403 of Regulation S-K (229.403 of this chapter).
Item 5. Directors and Executive Of..cers.
Furnish the information required by Item 401 of Regulation S-K (229.401 of this chapter).
Item 6. Executive Compensation.
Furnish the information required by Item 402 of Regulation S-K (229.402 of this chapter) and paragraph (e)(4) of Item
407 of Regulation S-K (229.407 of this chapter).
Item 7. Certain Relationships and Related Transactions, and Director Independence.
Furnish the information required by Item 404 of Regulation S-K (229.404 of this chapter) and Item 407(a) of Regulation
S-K (229.407(a) of this chapter).
Item 8. Legal Proceedings.
Furnish the information required by Item 103 of Regulation S-K (229.103 of this chapter).
Item 9. Market Price of and Dividends on the Registrants Common Equity and Related Stockholder Matters.
Furnish the information required by Item 201 of Regulation S-K (229.201 of this chapter).
Item 10. Recent Sales of Unregistered Securities.
Furnish the information required by item 701 of Regulation S-K (229.701 of this chapter).
Item 11. Description of Registrant s Securities to be Registered.
Furnish the information required by Item 202 of Regulation S-K (229.202 of this chapter). If the class of securities to be registered will trade in the form of American Depositary Receipts, furnish Item 202(f) disclosure for such American Depositary
Receipts as well.
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Item 12. Indemni..cation of Directors and Of..cers.
Furnish the information required by Item 702 of Regulation S-K (229.702 of this chapter).
Item 13. Financial Statements and Supplementary Data.
Furnish all ..nancial statements required by Regulation S-X and the supplementary ..nancial information required by Item
302 of Regulation S-K (229.302 of this chapter). Smaller reporting companies may provide the .. nancial informaton required by Article 8 of Regulation S-X in lieu of the information required by other parts of Regulation S-X.
Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.
Furnish the information required by Item 304 of Regulation S-K (229.304 of this chapter).
Item 15. Financial Statements and Exhibits.
(a) List separately all .. nancial statements ..led as part of the registration statement.
(b) Furnish the exhibits required by Item 601 of Regulation S-K (229.601 of this chapter).
SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

(Registrant) ROBYN DANIEL KAY
Date: 8-6-2019  By: /s/ Kay, Robyn Daniel. principal/authorized signatory
(Signature)*
*Print name and title of the signing of..cer under his signature. Kay, Robyn Daniel. principal/authorized signatory

GENERAL INSTRUCTIONS
A. Rule as to Use of Form 10.
Form 10 shall be used for registration pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934 of classes of securities of issuers for which no other form is prescribed.
B. Application of General Rules and Regulations.
(a) The General Rules and Regulations under the Act contain certain general requirements which are applicable to registration on any form. These general requirements should be carefully read and observed in the preparation and ..ling of registration statements on this form.
(b) Particular attention is directed to Regulation 12B [17 CFR 240.12b-1 - 240.12b-36] which contains general requirements regarding matters such as the kind and size of paper to be used, the legibility of the registration statement, the information to be given whenever the title of securities is required to be stated, and the ..ling of the registration statement. The de..nitions contained in Rule 12b-2 [17 CFR 240.12b-2] should be especially noted.
C. Preparation of Registration Statement.
(a) This form is not to be used as a blank form to be ..lled in, but only as a guide in the preparation of the registration statement on paper meeting the requirements of Rule 12b-12 [17 CFR 240.12b-12]. The registration statement shall contain the item
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numbers and captions, but the text of the items may be omitted. The answers to the items shall be prepared in the manner
speci..ed in Rule 12b-13 [17 CFR 240.12b-13].
(b) Unless otherwise stated, the information required shall be given as of a date reasonably close to the date of ..ling the registration statement.
(c) Attention is directed to Rule 12b-20 [17 CFR 240.12b-20] which states: In addition to the information expressly required to be included in a statement or report, there shall be added such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.
D. Signature and Filing of Registration Statement.
Three complete copies of the registration statement, including ..nancial statements, exhibits and all other papers and documents
...led as a part thereof, and ..ve additional copies which need not include exhibits, shall be ..led with the Commission. At least one complete copy of the registration statement, including ..nancial statements, exhibits and all other papers and documents ..led as a part thereof, shall be .. led with each exchange on which any class of securities is to be registered. At least one complete copy of the registration statement ..led with the Commission and one such copy ..led with each exchange shall be manually signed. Copies not manually signed shall bear typed or printed signatures.
E. Omission of Information Regarding Foreign Subsidiaries.
Information required by any item or other requirement of this form with respect to any foreign subsidiary may be omitted to the extent that the required disclosure would be detrimental to the registrant. However, ..nancial statements, otherwise required, shall not be omitted pursuant to this instruction. Where information is omitted pursuant to this instruction, a statement shall be made that such information has been omitted and the names of the subsidiaries involved shall be separately furnished to the Commission. The
Commission may, in its discretion, call for justi..cation that the required disclosure would be detrimental.
F. Incorporation by Reference.
Attention is directed to Rule 12b-23 [17 CFR 240.12b-23] which provides for the incorporation by reference of information contained in certain documents in answer or partial answer to any item of a registration statement.
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